EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 21st day of April, 2008 (the “Agreement”), by and between CHINA GREEN AGRICULTURE, INC., a Nevada corporation (the “Company”), having its principal place of business at 3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province, People’s Republic of China 710065, and (the “Employee”) Henry Huan Chen, with PRC Passport No. G24709639 (collectively the “Parties”).

WITNESSETH:

WHEREAS, the Company is engaged in the business the research, development, production and distribution of humic acid organic liquid compound fertilizer (the “Business”); and

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be the Company’s Chief Financial Officer; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Employee as its Chief Financial Officer, and Employee wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.  DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1  “Affiliate” means any Person controlling, controlled by or under common control with the Company.

1.2  “Board” means the Board of Directors of the Company.

1.3  “Common Stock” means the Company’s $.001 par value per share common stock.

1.4  “Cause” means (i) conviction of a felony, or a plea of no lo contender whether or not committed in the course of his employment by the Company; (ii) Employee’s willful refusal to carry out instructions of the Chief Executive Officer or the Board which are consistent with Executive’s role as Chief Financial Officer; or the breach of any material representation, warranty or agreement between Employee and Company;

1.5  “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.4) is required, 30 days from the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Employee’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Employee or the Company in this Agreement).

1.6  “Disability” means Employee’s inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

1.7  “Effective Date” means April 23, 2008.

1.8  “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.9  “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or Affiliate.

2.  EMPLOYMENT.

2.1  Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

2.2  Duties and Schedule. Employee shall serve as the Company’s Chief Financial Officer and shall have such responsibilities as designated by the Company’s Chief Executive Officer or the Board that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to the Company’s Chief Executive Officer or the Board as circumstances may require.

3.  TERM OF EMPLOYMENT. Unless Employee’s employment shall sooner terminate pursuant to Section 5, the Company shall employ Employee for a term commencing on the Effective Date and ending on the third anniversary thereof (the “Term”). The period during which Employee is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment”.

4.  COMPENSATION.

4.1  Salary. Employee’s salary during the Term shall be $150,000 per year (the “Salary”), payable in one payment of $12,500 per payment each month. The Board will review Employee’s Salary at least once per year and may, in its discretion, increase (but not decrease) the Salary in accordance with the Company’s compensation policies. A discretionary bonus, if any, may be paid each year as determined solely by the Board.

4.2  Options/Restricted Common Stock. As soon as practicable after the Effective Date, Employee shall be awarded options to purchase 40,000 Common Stock, exercisable at $6.00 per share, 30% of which shall vest on June 30, 2008 and 70% of which shall vest on June 30, 2009, unless otherwise earlier terminated, such grant shall be exclusively governed by the terms of an Option Grant Agreement (“Option Grant Agreement”) between the Company and Employee.

4.3  Vacation. Employee shall be entitled to ten (10) days of paid vacation per year taken at such times so as to not materially impede his duties hereunder. Employee shall be entitled to a pro rata number of days of paid vacation during the period beginning on the Effective Date through the end of the first fiscal year. Vacation days that are not taken may not be carried over into future years. Illness days shall be consistent with the Company’s standard policies.

4.4  Business Expenses. Employee shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Employee in the performance of his duties hereunder on behalf of the Company, such expenses not to exceed $400 per month without the prior written approval of the Company. Additionally, the Employee shall be entitled to use a car provided by the Company for daily commute and business purpose and the expenses related to the car, such as insurance and maintenances, shall be afforded by the Company.

4.5  Insurances and Social Welfares. The Company shall provide all the necessary insurances and social welfares, including but not limited to medical insurance, injury insurance, retirement insurance, unemployment insurance and housing fund, to the Employee according to relating policies of the Company and the relevant laws and regulations of People’s Republic of China.

5.  TERMINATION.

5.1  Termination Due to Death or Disability.

5.1.1  Death. This Agreement shall terminate immediately upon the death of Employee. Upon Employee’s death, Employee’s estate or Employee’s legal representative, as the case may be, shall be entitled to Employee’s accrued and unpaid Salary and vacation as of the date of Employee’s death, plus all other compensation and benefits that were vested through the date of Employee’s death.

5.1.2  Disability. In the event of Employee’s Disability, this Agreement shall terminate and Employee shall be entitled to (a) accrued and unpaid vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined.

5.2   Termination . Both the Company and the Employee may terminate the employment hereunder by delivery of written notice to the other party at least thirty (30) days prior to termination date (the “Early Termination”). Upon the effective date of the Early Termination, Employee shall be entitled to (a) accrued and unpaid vacation through such effective date; and (b) all other compensation and benefits that were vested through such effective date.

5.3   Notice of Termination. Any termination of the Employment by the Company or the Employee shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is for Cause, the date on which the Employee’s employment is to be terminated.

5.4   Payment. The Employee shall not be entitled to severance payments upon any termination provided in Section 5 herein. Except as otherwise provided in this Agreement, any payments to which the Employee shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination. If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable. The payment of any amounts under this Section 5 shall not affect Employee’s rights to receive any workers’ compensation benefits. Notwithstanding any provision to the contrary in this Agreement, the vesting or termination of vested options shall be solely governed by the terms of the Option Grant Agreement.

6.  EMPLOYEE’S REPRESENTATION. The Employee represents and warrants to the Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7.  NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

7.1  Trade Secrets. Employee acknowledges that his employment position with the Company is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's employment with the Company, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of the Company and its subsidiaries (hereinafter “Trade Secrets”). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Employee further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly, Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

7.1.1  Employee will at no time take any action or make any statement that will disparage or discredit the Company, any of its subsidiaries or their products or services;

7.1.2  During the period of Employee's employment with the Company and for 60 months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Employee as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

7.1.3  Upon the termination of Employee's employment with the Company, Employee will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

7.1.4  During the term of the Agreement and, for a period of six (6) months immediately following the termination of the Employee's employment with the Company, Employee will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

7.1.5  During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Employee's employment with the Company, Employee will not:

7.1.5.1  solicit or accept competing business from any customer of any of the Companies or any person or entity known by Employee to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

7.1.5.2  encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

7.1.6  Employee will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Employee's employment with the Company,

7.1.6.1  conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

7.1.6.2  encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 7;

7.1.6.3  assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.6.4  employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2  Employee expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

7.3  Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

7.4  Successors.

7.4.1  Employee. This Agreement is personal to Employee and, without the prior express written consent of the Company, shall not be assignable by Employee, except that Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by Employee’s estate, heirs, beneficiaries, and/or legal representatives.

7.4.2  The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.5  Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Employee while he is in the service of the Company, and all patents for the same. During the Term, Employee shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by the Company to give effect to this section. In all cases, the Company shall pay all costs and fees associated with such acts by Employee.

8.  MISCELLANEOUS.

8.1  Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Employee’s employment by the Company, other than any such Losses incurred as a result of Employee’s negligence or willful misconduct. The Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by the Company or any subsidiary thereof. the Company will provide Employee with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Employee.

8.2  Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.3  Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Henry Chen

[Add address]
Telephone:
Mobile: 13911530223
E-mail: huanchen223@hotmail.com

With a copy to (which shall not constitute a notice):

If to the Company:

3rd Floor, Borough A, Block A. No.181, South Taibai Road,
Xi’an, Shaanxi Province,
People’s Republic of China 710065
Attn: Mr. Tao Li
Tel: (86-29) 8826-6368

With a copy to (which shall not constitute notice):

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attn: Darren Ofsink
Tel: 212-371-8008

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.5  Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7  Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8  Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10  Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11  Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.12  Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

8.13  Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, (i) if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, Employee reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject Employee to “additional tax” under section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, and if the deferral of such payment will not create an additional expense to the Company, then the payment or provision thereof shall be postponed to the earliest business day on which Employee reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Date of Termination (the “Delayed Payment Date”). The Company and Employee may agree to take other actions to avoid the imposition of 409A Tax at such time and in such manner as permitted under Section 409A.

-- Signature page follows --

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE: /s/ Henry Huan Chen Henry Huan Chen	CHINA GREEN AGRICULTURE, INC. By: /s/ Tao Li Tao Li Chief Executive Officer